Exhibit 99.1

Mercantile Bank Corporation Reports Fourth Quarter and

Full Year 2014 Results

Transformational year positions Bank for future growth

GRAND RAPIDS, Mich., January 20, 2015 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") reported net income of $6.3 million, or $0.37 per diluted share, for the fourth quarter of 2014, compared with net income of $5.2 million, or $0.59 per diluted share, for the prior-year period. For the full year 2014, Mercantile reported net income of $17.3 million, or $1.28 per diluted share, compared with net income of $17.0 million, or $1.95 per diluted share, for the full year 2013.

“Our fourth quarter results were especially gratifying, as the projected cost saves from our merger with Firstbank Corporation were on target and bode well for 2015 profitability,” said Michael Price, President and Chief Executive Officer. “In addition, loan growth bounced back during the quarter, and combined with our existing backlog, provides optimism for solid loan growth in 2015. Mortgage banking activity also rebounded, and while not at 2013 levels, provided a nice boost to our bottom line.”

Results in 2014 reflect the integration of Mercantile and Firstbank Corporation (“Firstbank”), which merged on June 1, 2014, including consolidated operating results for the combined businesses from the date of merger. Results for the fourth quarter of 2014 include $0.4 million in pre-tax merger-related costs. On an after-tax basis, these costs were $0.2 million, or $0.01 per diluted share. Results for the fourth quarter of 2013 also include $0.5 million in pre-tax merger-related costs, or $0.05 per diluted share after tax. During the fourth quarter of 2013, provision expense was negative $2.5 million, or $0.19 per diluted share after tax; no provision expense was recorded during the fourth quarter of 2014.

Results for the full year 2014 include $5.4 million in pre-tax merger-related costs. On an after-tax basis, these costs were $3.8 million, or $0.28 per diluted share. Results for the full year 2013 also include $1.2 million in pre-tax merger-related costs. On an after-tax basis, these costs were $1.1 million, or $0.13 per diluted share. Provision expense was negative $7.2 million, or $0.54 per diluted share after tax in 2013, compared to negative $3.0 million, or $0.14 per diluted share after tax in 2014.

“Implementation of the merger continues to go smoothly with both customers and staff, and only a few tasks remain to be completed,” said Samuel Stone, Executive Vice President. “The fourth quarter of 2014 was the second full quarter following the merger, and we are right on the time line established by our merger integration teams. Our projected annual cost savings as disclosed at the time the merger was announced were $5.5 million, or about $1.4 million quarterly. Our fourth quarter 2014 results included realizing a vast majority of this target. We expect to realize 100 percent of this target in the first quarter of 2015 and subsequent quarters.”

Except as noted, the Firstbank merger that was consummated effective June 1, 2014 is primarily contributing to the increases over the prior year periods in the income statement and balance sheet.  “Acquired loans”, as used herein, are those assumed in the Firstbank merger. The Firstbank merger was considered a business combination and accounted for under FASB Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”).  All Firstbank assets and liabilities were recorded at their estimated fair values as of the date of merger and identifiable intangible assets were recorded at their estimated fair value.  Estimated fair values are considered preliminary, and in accordance with ASC 805, are subject to change up to one year after the merger date.  This allows for adjustments to the initial purchase entries if additional information relative to closing date fair values becomes available.  Certain reclassifications of prior periods’ purchase entries may also be made to conform to the current period’s presentation and would have no effect on previously reported net income amounts.

Operating Results

Total revenue, which consists of net interest income and noninterest income, was $28.5 million during the fourth quarter of 2014, up $14.2 million or 99.5 percent from the prior-year fourth quarter. Net interest income during the fourth quarter of 2014 was $25.2 million, up $12.5 million or 98.3 percent from the fourth quarter of 2013, primarily reflecting a 98.8 percent increase in average earning assets. Total revenue was $87.8 million during the full year 2014, up $33.5 million or 61.6 percent from 2013. Net interest income was $77.8 million in 2014, up $30.3 million or 63.9 percent from the prior year, primarily reflecting a 62.5 percent increase in average earning assets and a slight increase in the net interest margin.

The net interest margin of 3.79 percent in the fourth quarter of 2014 and 3.75 percent for the full year 2014 were only slightly different than the respective 2013 margins as a decreased yield on earning assets and a decreased cost of funds substantially offset each other. The yield on earning assets was negatively impacted by decreased yields on securities and loans, reflecting the ongoing low interest rate environment, while the cost of funds was positively impacted by the absorption of Firstbank’s lower-costing interest-bearing liability base and the lowering of interest rates on certain non-certificate of deposit accounts in the latter part of the fourth quarter of 2013.

Net interest income and the net interest margin were affected by purchase accounting accretion and amortization entries associated with the fair value measurements recorded effective June 1, 2014.  Increases in interest income on loans totaling $1.5 million and $3.2 million, as well as decreases in interest expense on deposits and FHLB advances aggregating $0.6 million and $1.4 million, were recorded during the fourth quarter of 2014 and the seven months subsequent to consummation of the Firstbank merger, respectively.  Increases in interest expense on subordinated debentures totaling $0.2 million and $0.4 million were recorded during the respective time periods.  Mercantile expects to continue to record adjustments in interest income on loans and interest expense on subordinated debentures in future periods; however, the adjustments to interest expense on deposits and FHLB advances will no longer occur after July of 2015 in accordance with our fair value measurements at the time of the merger.  The resulting increase in interest expense will negatively affect our net interest margin by approximately nine basis points in future periods starting after July 31, 2015.  An ongoing reallocation of our earning asset mix will help offset this negative impact, as excess lower-yielding overnight funds and cash flows from lower-yielding investments are invested into higher-yielding loans.

Noninterest income during the fourth quarter of 2014 was $3.3 million, up 109.5 percent from the prior-year fourth quarter. Noninterest income for 2014 was $10.0 million, up 45.9 percent from 2013. An industry-wide slowdown in mortgage banking activity negatively affected our mortgage banking income during 2014; however, mortgage banking income in the fourth quarter of 2014 increased approximately 21 percent in comparison to the linked quarter, and was approximately 10 percent below what Firstbank and Mercantile combined had achieved in the fourth quarter of 2013. During the third quarter of 2014, mortgage banking income was less than half of what the two companies combined recorded during the third quarter of 2013.

Mercantile recorded no provision for loan losses during the fourth quarter of 2014 and a negative $3.0 million provision for the full year 2014 compared to a negative $2.5 million provision and a negative $7.2 million provision during the respective 2013 periods. The negative provisions are the result of several factors, including recoveries of previously charged-off loans, reversals of specific reserves, a reduced level of loan-rating downgrades and ongoing loan-rating upgrades as the quality of the loan portfolio continues to improve.

Noninterest expense totaled $19.6 million during the fourth quarter of 2014, up $10.5 million or 115.7 percent from the prior-year fourth quarter. Noninterest expense for 2014 was $65.6 million, up $29.2 million or 80.2 percent from 2013. The increase in noninterest expense in the 2014 periods compared to the respective 2013 periods was mainly attributable to higher costs necessary to operate the combined company. An increase in salary and benefit expenses was mainly due to the increase in employees associated with the completion of the merger with Firstbank, along with the hiring of additional staff members over the past year and merit pay increases. As of December 31, 2014, full-time equivalent employees numbered 653, up from 241 as of December 31, 2013. Pre-tax merger-related costs totaled $0.4 million during the fourth quarter of 2014 and $5.4 million during 2014, compared to $0.5 million and $1.2 million during the respective 2013 periods.

Mr. Price continued: “Our cost of funds to earning assets stabilized at 0.44 percent for both the third and fourth quarters of 2014, significantly below Mercantile’s 0.84 percent in 2013 and reflecting the expected benefit of the merger with Firstbank. We believe we are getting the full accretion to earnings that we expected, although we continue to see intense competitive pressure on loan yields, slower progress on growing loans to take greater advantage of the low cost funding base, and mortgage banking volumes that are improving but not as rapidly as we had desired. We remain committed to being diligent on standards for loan quality and profitable pricing, and we are well positioned to continue to see earnings benefit from all of these factors as time goes on.”

Balance Sheet

As of December 31, 2014, the balance sheet reflected the June consummation of the merger with Firstbank. Total assets were $2.89 billion, an increase of $1.47 billion or 102.8 percent from December 31, 2013; total loans increased $1.04 billion, or 98.4 percent, to $2.09 billion over the same time period. Approximately $90 million and $258 million in term loans to new and existing borrowers were originated during the fourth quarter and full year of 2014, respectively. Ongoing sales and relationship building efforts have resulted in increased lending opportunities.

Robert B. Kaminski, Jr., Executive Vice President and Chief Operating Officer, noted: “As expected, our loan portfolio grew in the fourth quarter of 2014 as draws on existing commercial construction and development lines of credit occurred and as term loans to new and existing customers were originated. We will continue to identify and foster new relationships in our expanded banking markets resulting from the merger. Our loan pipeline remains strong and includes approximately $151 million in unfunded commitments related to commercial construction and development projects that are in the construction phase. We anticipate that new lending opportunities will arise as a result of our recent hiring of experienced commercial loan officers in the Grand Rapids and Lansing markets.”

Commercial-related real estate loans continue to comprise a majority of Mercantile’s loan portfolio, representing approximately 56 percent of total loans as of December 31, 2014.  Non-owner occupied commercial real estate (“CRE”) loans and owner-occupied CRE loans equaled 27 percent and 21 percent of total loans, respectively, as of December 31, 2014.  Commercial and industrial loans represented 26 percent of total loans as of December 31, 2014.

As of December 31, 2014, total deposits were $2.28 billion, up $1.16 billion from December 31, 2013. Growth in local deposits was driven primarily by the merger, as well as new commercial loan relationships. Wholesale funds were $230 million, or less than 10 percent of total funds, as of December 31, 2014.

Asset Quality

Nonperforming assets (“NPAs”) at December 31, 2014 were $31.4 million, or 1.1 percent of total assets, compared to $9.6 million, or 0.7 percent of total assets, as of December 31, 2013. The nonperforming asset total of $31.4 million consists primarily of $29.4 million in nonperforming loans. The level of NPAs represents an increase of $21.8 million from the end of 2013, primarily resulting from the deterioration of one commercial credit relationship, which was placed on nonaccrual during the fourth quarter of 2014. This one relationship accounted for approximately 70 percent of total NPAs at December 31, 2014.

Net loan charge-offs were $0.3 million during the fourth quarter of 2014 compared with net loan charge-offs of $0.1 million for the linked quarter and net loan recoveries of $0.1 million for the prior-year fourth quarter. Net loan recoveries totaled $0.2 million during 2014 and $1.3 million during 2013.

Capital Position

Shareholders’ equity totaled $328 million as of December 31, 2014, an increase of $175 million from year-end 2013 primarily due to the merger with Firstbank. The Bank’s capital position remains above “well-capitalized” with a total risk-based capital ratio of 14.4 percent as of December 31, 2014, compared to 15.7 percent at December 31, 2013. At December 31, 2014, the Bank had approximately $101 million in excess of the 10.0 percent minimum regulatory threshold required to be considered a “well-capitalized” institution. Mercantile reported 16,976,839 total shares outstanding at December 31, 2014, reflecting the issuance of 8,087,272 new shares to Firstbank shareholders effective on the merger consummation at June 1, 2014.

Mr. Price concluded: “We are very pleased with our financial performance during 2014, delivering strong results while accomplishing the most significant event in the history of our Company. At the same time, we are excited about our prospects for 2015. Our team did an excellent job of executing the merger integration, and we can now focus our attention on new sales opportunities across our larger footprint.”

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan.  Mercantile provides banking services to businesses, individuals and governmental units, and differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has assets of approximately $2.9 billion and operates 53 banking offices serving communities in central and western Michigan. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; our ability to successfully integrate the operations of Mercantile and Firstbank and their respective subsidiary banks; the ability of the combined company to compete in the highly competitive banking and financial services industry; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:

AT MERCANTILE BANK CORPORATION:

Michael Price	Charles Christmas
President & Chief Executive Officer	Chief Financial Officer
616-726-1600	616-726-1202
mprice@mercbank.com	cchristmas@mercbank.com

Mercantile Bank Corporation

Fourth Quarter 2014 Results

MERCANTILE BANK CORPORATION

CONSOLIDATED BALANCE SHEETS

	DECEMBER 31,	DECEMBER 31,	DECEMBER 31,
	2014	2013	2012
	(Unaudited)	(Audited)	(Audited)
ASSETS
Cash and due from banks	$43,754,000	$17,149,000	$20,302,000
Interest-bearing deposits	117,777,000	6,389,000	10,822,000
Federal funds sold	11,207,000	123,427,000	104,879,000
Total cash and cash equivalents	172,738,000	146,965,000	136,003,000

Securities available for sale	432,912,000	131,178,000	138,314,000
Federal Home Loan Bank stock	13,699,000	11,961,000	11,961,000

Loans	2,089,277,000	1,053,243,000	1,041,189,000
Allowance for loan losses	(20,041,000)	(22,821,000)	(28,677,000)
Loans, net	2,069,236,000	1,030,422,000	1,012,512,000

Premises and equipment, net	48,812,000	24,898,000	25,919,000
Bank owned life insurance	57,861,000	51,377,000	50,048,000
Goodwill	49,473,000	0	0
Core deposit intangible	15,624,000	0	0
Other assets	33,024,000	30,165,000	48,169,000

Total assets	$2,893,379,000	$1,426,966,000	$1,422,926,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$558,738,000	$224,580,000	$190,241,000
Interest-bearing	1,718,177,000	894,331,000	944,963,000
Total deposits	2,276,915,000	1,118,911,000	1,135,204,000

Securities sold under agreements to repurchase	167,569,000	69,305,000	64,765,000
Federal Home Loan Bank advances	54,022,000	45,000,000	35,000,000
Subordinated debentures	54,472,000	32,990,000	32,990,000
Accrued interest and other liabilities	12,263,000	7,435,000	8,377,000
Total liabilities	2,565,241,000	1,273,641,000	1,276,336,000

SHAREHOLDERS' EQUITY
Common stock	317,904,000	162,999,000	166,074,000
Retained earnings (deficit)	10,218,000	(4,101,000)	(21,134,000)
Accumulated other comprehensive income (loss)	16,000	(5,573,000)	1,650,000
Total shareholders' equity	328,138,000	153,325,000	146,590,000

Total liabilities and shareholders' equity	$2,893,379,000	$1,426,966,000	$1,422,926,000

Mercantile Bank Corporation

Fourth Quarter 2014 Results

MERCANTILE BANK CORPORATION

CONSOLIDATED REPORTS OF INCOME

	THREE MONTHS ENDED	THREE MONTHS ENDED	TWELVE MONTHS ENDED	TWELVE MONTHS ENDED
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
INTEREST INCOME
Loans, including fees	$25,745,000	$13,980,000	$80,824,000	$52,924,000
Investment securities	2,331,000	1,305,000	8,060,000	5,085,000
Federal funds sold	7,000	84,000	124,000	212,000
Interest-bearing deposits	64,000	4,000	110,000	21,000
Total interest income	28,147,000	15,373,000	89,118,000	58,242,000

INTEREST EXPENSE
Deposits	2,099,000	2,179,000	8,378,000	8,912,000
Short-term borrowings	40,000	22,000	123,000	80,000
Federal Home Loan Bank advances	163,000	154,000	635,000	533,000
Other borrowed money	672,000	323,000	2,204,000	1,261,000
Total interest expense	2,974,000	2,678,000	11,340,000	10,786,000

Net interest income	25,173,000	12,695,000	77,778,000	47,456,000

Provision for loan losses	0	(2,500,000)	(3,000,000)	(7,200,000)

Net interest income after provision for loan losses	25,173,000	15,195,000	80,778,000	54,656,000

NONINTEREST INCOME
Service charges on accounts	837,000	377,000	2,586,000	1,532,000
Mortgage banking income	691,000	129,000	1,672,000	800,000
Other income	1,805,000	1,085,000	5,770,000	4,540,000
Total noninterest income	3,333,000	1,591,000	10,028,000	6,872,000

NONINTEREST EXPENSE
Salaries and benefits	10,310,000	5,204,000	33,703,000	20,298,000
Occupancy	1,496,000	626,000	4,637,000	2,547,000
Furniture and equipment	563,000	230,000	1,738,000	984,000
Merger-related costs	366,000	467,000	5,447,000	1,246,000
Problem asset costs	406,000	(188,000)	585,000	595,000
FDIC insurance costs	449,000	189,000	1,182,000	793,000
Other expense	6,006,000	2,557,000	18,318,000	9,940,000
Total noninterest expense	19,596,000	9,085,000	65,610,000	36,403,000

Income before federal income tax expense	8,910,000	7,701,000	25,196,000	25,125,000

Federal income tax expense	2,617,000	2,538,000	7,865,000	8,092,000

Net Income	$6,293,000	$5,163,000	$17,331,000	$17,033,000

Basic earnings per share	$0.37	$0.59	$1.28	$1.96
Diluted earnings per share	$0.37	$0.59	$1.28	$1.95

Average basic shares outstanding	16,919,559	8,724,163	13,510,991	8,710,677
Average diluted shares outstanding	16,989,476	8,735,096	13,555,519	8,724,708

Mercantile Bank Corporation

Fourth Quarter 2014 Results

MERCANTILE BANK CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Quarterly					Year-To-Date
(dollars in thousands except per share data)	2014	2014	2014	2014	2013
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	2014	2013
EARNINGS
Net interest income	$25,173	25,989	15,553	11,064	12,695	77,778	47,456
Provision for loan losses	$0	(400)	(700)	(1,900)	(2,500)	(3,000)	(7,200)
Noninterest income	$3,333	2,899	2,288	1,506	1,591	10,028	6,872
Noninterest expense	$19,596	20,741	16,066	9,207	9,085	65,610	36,403
Net income before federal income tax expense	$8,910	8,547	2,475	5,263	7,701	25,196	25,125
Net income	$6,293	5,947	1,509	3,580	5,163	17,331	17,033
Basic earnings per share	$0.37	0.35	0.13	0.41	0.59	1.28	1.96
Diluted earnings per share	$0.37	0.35	0.13	0.41	0.59	1.28	1.95
Average basic shares outstanding	16,919,559	16,852,050	11,406,908	8,738,836	8,724,163	13,510,991	8,710,677
Average diluted shares outstanding	16,989,476	16,926,249	11,435,867	8,741,121	8,735,096	13,555,519	8,724,708

PERFORMANCE RATIOS
Return on average assets	0.86%	0.82%	0.32%	1.02%	1.43%	0.76%	1.22%
Return on average equity	7.70%	7.46%	2.94%	9.36%	13.49%	6.91%	11.36%
Net interest margin (fully tax-equivalent)	3.79%	3.95%	3.62%	3.42%	3.80%	3.75%	3.73%
Efficiency ratio	68.74%	71.80%	90.05%	73.25%	63.59%	74.72%	67.01%
Full-time equivalent employees	653	640	645	244	241	653	241

YIELD ON ASSETS / COST OF FUNDS
Yield on loans	4.90%	5.03%	4.85%	4.63%	5.26%	4.89%	5.04%
Yield on securities	2.17%	2.24%	2.79%	4.08%	3.89%	2.52%	3.88%
Yield on other interest-bearing assets	0.25%	0.19%	0.24%	0.25%	0.25%	0.25%	0.25%
Yield on total earning assets	4.23%	4.39%	4.30%	4.20%	4.60%	4.29%	4.57%
Yield on total assets	3.89%	4.03%	3.96%	3.90%	4.27%	3.95%	4.22%
Cost of deposits	0.36%	0.34%	0.61%	0.75%	0.77%	0.47%	0.81%
Cost of borrowed funds	1.37%	1.52%	1.49%	1.27%	1.32%	1.42%	1.34%
Cost of interest-bearing liabilities	0.59%	0.58%	0.87%	0.98%	1.00%	0.71%	1.04%
Cost of funds (total earning assets)	0.44%	0.44%	0.68%	0.78%	0.80%	0.54%	0.84%
Cost of funds (total assets)	0.41%	0.40%	0.62%	0.72%	0.74%	0.50%	0.77%

PURCHASE ACCOUNTING ADJUSTMENTS
Loan portfolio - increase interest income	$1,507	1,175	512	0	0	3,194	0
Time deposits - reduce interest expense	$588	588	196	0	0	1,372	0
FHLB advances - reduce interest expense	$11	11	4	0	0	26	0
Trust preferred - increase interest expense	$171	171	57	0	0	399	0
Core deposit intangible - increase overhead	$794	794	265	0	0	1,853	0

CAPITAL
Tangible equity to tangible assets	9.30%	9.07%	8.82%	11.16%	10.74%	9.30%	10.74%
Tier 1 leverage capital ratio	11.15%	11.01%	16.67%	12.99%	12.53%	11.15%	12.53%
Tier 1 risk-based capital ratio	13.57%	13.17%	13.10%	14.93%	14.65%	13.57%	14.65%
Total risk-based capital ratio	14.43%	14.04%	14.00%	16.18%	15.91%	14.43%	15.91%
Tier 1 capital	$314,752	307,562	302,365	183,251	178,598	314,752	178,598
Tier 1 plus tier 2 capital	$334,793	327,936	323,221	198,667	193,925	334,793	193,925
Total risk-weighted assets	$2,319,404	2,335,589	2,308,746	1,227,722	1,218,721	2,319,404	1,218,721
Book value per common share	$19.33	19.04	18.77	18.05	17.54	19.33	17.54
Tangible book value per common share	$15.49	15.05	14.73	18.05	17.54	15.49	17.54
Cash dividend per common share	$0.12	0.12	2.12	0.12	0.12	2.48	0.45

ASSET QUALITY
Gross loan charge-offs	$466	345	103	588	2,408	1,502	5,290
Recoveries	$132	263	705	621	2,535	1,721	6,634
Net loan charge-offs	$334	82	(602)	(33)	(127)	(219)	(1,344)
Net loan charge-offs to average loans	0.06%	0.02%	(0.18% )	(0.01% )	(0.05% )	(0.01% )	(0.13% )
Allowance for loan losses	$20,041	20,374	20,856	20,954	22,821	20,041	22,821
Allowance to originated loans	1.54%	1.72%	1.82%	1.96%	2.17%	1.54%	2.17%
Nonperforming loans	$29,434	6,071	5,741	6,342	6,718	29,434	6,718
Other real estate/repossessed assets	$1,995	2,659	2,878	2,350	2,851	1,995	2,851
Nonperforming loans to total loans	1.41%	0.29%	0.28%	0.59%	0.64%	1.41%	0.64%
Nonperforming assets to total assets	1.09%	0.30%	0.30%	0.61%	0.67%	1.09%	0.67%

Mercantile Bank Corporation

Fourth Quarter 2014 Results

MERCANTILE BANK CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Quarterly					Year-To-Date
(dollars in thousands except per share data)	2014	2014	2014	2014	2013
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	2014	2013
NONPERFORMING ASSETS - COMPOSITION
Residential real estate:
Land development	$413	436	463	465	467	413	467
Construction	$0	0	22	22	22	0	22
Owner occupied / rental	$4,951	5,252	4,867	4,212	4,426	4,951	4,426
Commercial real estate:
Land development	$209	222	327	453	481	209	481
Construction	$0	0	0	0	0	0	0
Owner occupied	$18,338	906	1,475	859	1,049	18,338	1,049
Non-owner occupied	$1,075	1,585	1,198	1,883	2,108	1,075	2,108
Non-real estate:
Commercial assets	$6,401	296	267	798	1,016	6,401	1,016
Consumer assets	$42	33	0	0	0	42	0
Total nonperforming assets	$31,429	8,730	8,619	8,692	9,569	31,429	9,569

NONPERFORMING ASSETS - RECON
Beginning balance	$8,730	8,619	8,692	9,569	12,158	9,569	25,940
Additions - originated loans	$24,734	1,215	164	174	1,869	26,287	3,907
Merger-related activity	$160	830	1,187	0	0	2,177	0
Return to performing status	$(779)	0	0	0	0	(779)	0
Principal payments	$(227)	(864)	(523)	(449)	(3,073)	(2,063)	(10,934)
Sale proceeds	$(982)	(910)	(790)	(501)	(796)	(3,183)	(5,585)
Loan charge-offs	$(145)	0	(67)	(101)	(553)	(313)	(3,044)
Valuation write-downs	$(62)	(160)	(44)	0	(36)	(266)	(715)
Ending balance	$31,429	8,730	8,619	8,692	9,569	31,429	9,569

LOAN PORTFOLIO COMPOSITION
Commercial:
Commercial & industrial	$550,629	541,805	538,791	289,009	286,373	550,629	286,373
Land development & construction	$51,977	52,218	55,948	37,190	36,741	51,977	36,741
Owner occupied comm'l R/E	$430,406	412,470	411,116	264,299	261,877	430,406	261,877
Non-owner occupied comm'l R/E	$559,594	584,422	588,752	378,034	364,066	559,594	364,066
Multi-family & residential rental	$122,772	95,649	93,939	35,686	37,639	122,772	37,639
Total commercial	$1,715,378	1,686,564	1,688,546	1,004,218	986,696	1,715,378	986,696
Retail:
1-4 family mortgages	$214,696	217,751	215,908	30,800	31,467	214,696	31,467
Home equity & other consumer	$159,203	163,950	169,028	31,778	35,080	159,203	35,080
Total retail	$373,899	381,701	384,936	62,578	66,547	373,899	66,547
Total loans	$2,089,277	2,068,265	2,073,482	1,066,796	1,053,243	2,089,277	1,053,243

END OF PERIOD BALANCES
Loans	$2,089,277	2,068,265	2,073,482	1,066,796	1,053,243	2,089,277	1,053,243
Securities	$446,611	473,235	494,501	153,058	143,139	446,611	143,139
Other interest-bearing assets	$128,984	82,545	60,123	84,124	129,816	128,984	129,816
Total earning assets (before allowance)	$2,664,872	2,624,045	2,628,106	1,303,978	1,326,198	2,664,872	1,326,198
Total assets	$2,893,379	2,863,104	2,879,282	1,413,515	1,426,966	2,893,379	1,426,966
Noninterest-bearing deposits	$558,738	535,101	515,646	230,709	224,580	558,738	224,580
Interest-bearing deposits	$1,718,177	1,736,607	1,787,615	877,542	894,331	1,718,177	894,331
Total deposits	$2,276,915	2,271,708	2,303,261	1,108,251	1,118,911	2,276,915	1,118,911
Total borrowed funds	$279,790	254,203	249,631	142,833	148,915	279,790	148,915
Total interest-bearing liabilities	$1,997,967	1,990,810	2,037,246	1,020,375	1,043,246	1,997,967	1,043,246
Shareholders' equity	$328,138	320,993	316,138	157,689	153,325	328,138	153,325

AVERAGE BALANCES
Loans	$2,085,844	2,075,087	1,377,986	1,059,595	1,054,573	1,653,605	1,050,961
Securities	$459,920	484,345	267,273	147,164	142,736	340,771	143,593
Other interest-bearing assets	$109,128	66,207	89,741	114,553	138,077	94,851	91,171
Total earning assets (before allowance)	$2,654,892	2,625,639	1,735,000	1,321,312	1,335,386	2,089,227	1,285,725
Total assets	$2,889,475	2,862,349	1,882,618	1,420,512	1,437,436	2,269,913	1,392,398
Noninterest-bearing deposits	$561,031	532,997	318,632	214,037	220,826	407,870	197,621
Interest-bearing deposits	$1,736,242	1,757,162	1,169,863	890,698	907,277	1,391,818	899,707
Total deposits	$2,297,273	2,290,159	1,488,495	1,104,735	1,128,103	1,799,688	1,097,328
Total borrowed funds	$254,290	245,522	176,946	156,043	150,341	208,572	139,525
Total interest-bearing liabilities	$1,990,532	2,002,685	1,346,809	1,046,741	1,057,618	1,600,390	1,039,232
Shareholders' equity	$324,075	316,410	205,558	155,073	151,873	250,879	149,990